Exhibit 99.1

For Immediate Release

Investor Contact: MKR Group Inc. Todd Kehrli or Jim Byers (323) 468-2300 meet@mkr-group.com

MeetMe Raises Full Year 2015 Financial Guidance

NEW HOPE, Pa., January 6, 2016 – MeetMe, Inc. (NASDAQ: MEET), a public market leader for social discovery, today raised its full year 2015 financial guidance for the year ended December 31, 2015 in advance of a non-deal roadshow with potential investors.

Updated Full Year 2015 Guidance

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Total revenue is expected to be approximately $56.5 million, an increase of 26% from full year 2014, and above the Company’s previously released guidance range of $53.5 million to $54 million for full year 2015.

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Adjusted EBITDA is expected to be approximately $19.5 million, an increase of 289% from the prior year, and above the previously released guidance range of $16.5 million to $17.5 million for full year 2015.

David Clark, Chief Financial Officer of MeetMe, added, “Our increased revenue guidance anticipates better than expected performance reflecting seasonally strong fourth quarter advertising rates and increasing engagement on our apps. As a result, we are increasing adjusted EBITDA guidance as well.”

Earnings Call and Webcast

MeetMe expects to report full fourth quarter and year-end results in early March. Details for the earnings conference call and webcast will be provided in a separate press release.

About MeetMe, Inc.

MeetMe® is the leading social network for meeting new people in the US and the public market leader for social discovery (NASDAQ: MEET). MeetMe makes it easy to discover new people to chat with on mobile devices. With approximately 90 percent of traffic coming from mobile and more than one million total daily active users, MeetMe is fast becoming the social gathering place for the mobile generation. MeetMe is a leader in mobile monetization with a diverse revenue model comprising advertising, native advertising, in-app purchases, and subscription. MeetMe apps are available on iPhone, iPad, and Android in multiple languages, including English, Spanish, Portuguese, French, Italian, German, Chinese (Traditional and Simplified), Russian, Japanese, Dutch, Turkish and Korean. For more information, please visit meetmecorp.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected revenue and expected adjusted EBITDA, whether revenue growth reflects seasonally strong advertising rates and increasing engagement on our apps, whether engagement on our apps will continue to grow, and whether we will continue to grow both revenue and adjusted EBITDA. All statements other than statements of historical facts contained herein are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “project,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include the risk that our applications will not function easily or otherwise as anticipated, the risk that we will not launch additional features and upgrades as anticipated, the risk that unanticipated events affect the functionality of our applications with popular mobile operating systems, any changes in such operating systems that degrade our mobile applications’ functionality and other unexpected issues which could adversely affect usage on mobile devices. Further information on our risk factors is contained in our filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K for the year ended December 31, 2014 and the Current Report on Form 8-K filed with the SEC on June 3, 2015. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Regulation G – Non-GAAP Financial Measures

The Company uses financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) in evaluating its financial and operational decision making and as a means to evaluate period-to period comparison. The Company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company presents these non-GAAP financial measures because it believes them to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We refer you to the reconciliations below.

The Company defines Adjusted EBITDA as earnings (or loss) from continuing operations before interest expense, change in warrant liability, income taxes, depreciation and amortization, and non-cash stock-based compensation, non-recurring acquisition and restructuring expenses, loss on cumulative foreign currency translation adjustment, gain on sale of asset, bad debt expense outside the normal range, and the goodwill impairment charges. The Company excludes stock-based compensation because it is non-cash in nature.

Non-GAAP financial measures should not be considered as an alternative to net income, operating income, cash flow from operating activities, as a measure of liquidity or any other financial measure. They may not be indicative of the historical operating results of the Company nor is it intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as a substitute for performance measures calculated in accordance with GAAP.

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